FT 1780

                         TRUST AGREEMENT

                      Dated:  July 8, 2008

     The Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 785 and certain subsequent Series, Effective December 9, 2003" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                        WITNESSETH THAT:

     In   consideration  of  the  premises  and  of  the   mutual
agreements herein contained, the Depositor, the Trustee, the Evaluator and the Portfolio Supervisor agree as follows:


                             PART I


             STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                             PART II

              SPECIAL TERMS AND CONDITIONS OF TRUST

       MACQUARIE TRANSPORTATION INFRASTRUCTURE PORTFOLIO,
                        JULY 2008 SERIES

     The following special terms and conditions are hereby agreed to:

     A. The Securities initially deposited in the Trust pursuant to Section 2.01 of the Standard Terms and Conditions of Trust are set forth in the Schedules hereto.

     B. (1) The aggregate number of Units outstanding for the Trust on the Initial Date of Deposit and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

     Documents representing this number of Units for the Trust are being delivered by the Trustee to the Depositor pursuant to
Section 2.03 of the Standard Terms and Conditions of Trust.

     C.    The  Record Date shall be the 10th day of each  month.
The  Trustee is authorized to make the payments specified in Part
I of Section 3.05 on the last Business Day of each month.

     D. The Distribution Date shall be the 25th day of the month in which the related Record Date occurs.

     E. The Mandatory Termination Date for the Trust shall be as set forth in the Prospectus under "Summary of Essential
Information."

     F. First Trust Advisors L.P.'s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0080 per Unit.

     G.     The   Trustee's   Compensation   Rate   pursuant   to
Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0096 per Unit, calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year). However, in no event, except as may otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation. The Bank of New York Mellon, or any of its affiliates, may perform services in any capacity for any exchange traded fund, investment company, investment trust or other entity whose shares are held as an asset of the Trust, and The Bank of New York Mellon, as Trustee, shall be entitled to receive the foregoing compensation, without reduction, notwithstanding that The Bank of New York Mellon or an affiliate is receiving compensation for services to such exchange traded fund, investment company, investment trust or other entity. Without limiting the scope of the expenses for which the Trustee is entitled to reimbursement in accordance with Section
6.04 of the Standard Terms and Conditions of Trust, the amounts receivable by the Trustee from the Trust shall include amounts charged by the Trustee or an affiliate in connection with custody of securities at any branch or affiliate of the Trustee located outside the United States.

     H.    The  Initial Date of Deposit for the Trust is July  8,
2008.

     I. There is no minimum amount of Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units.

     J. No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 5.02.

     K. No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 8.02.

                            PART III

     A. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 1.01 (13) shall be amended to delete the second sentence of such section and replace it with the following:

        "The Percentage Ratio with respect to each Security in a Trust is that percentage derived by dividing the number of shares of such Security included in the initial deposit made pursuant to Section 2.01(a) by the total number of shares of all Securities included in such deposit."

     B. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 2.01(e) shall be amended to read as follows:

  "The Trustee is hereby irrevocably authorized to effect registration or transfer of the Securities in fully registered form to the name of the Trustee or to the name of its nominee or to hold the Securities in a clearing agency registered with the Securities and Exchange Commission, in a book entry system operated by the Federal Reserve Board, with an Eligible Foreign Custodian or in an Eligible Securities Depository."

     C.    Section  2.01 of the Standard Terms and Conditions  of
Trust shall be amended to include the following section at the end of Section 2.01:

     "(g)   Notwithstanding  anything  to  the  contrary  herein,
     subject to the requirements set forth in this Section 2.01(g) and unless the Prospectus otherwise requires, the Depositor may, on any Business Day (the "Trade Date"), subscribe for additional Units as follows:

         (i) Prior to the Evaluation Time on such Business Day, the Depositor shall provide notice (the "Subscription Notice") to the Trustee, by telephone or by written communication, of the Depositor's intention to subscribe for additional Units. The Subscription Notice shall identify the additional Securities to be acquired (which will be a precise replication of the then existing portfolio, as consistent with the provisions of Section 2.01(b)) and shall either (a) specify the quantity of additional Securities to be deposited by the Depositor on the settlement date for such subscription or (b) instruct the Trustee to purchase additional Securities with an aggregate value as specified in the Subscription Notice.

         (ii) Promptly following the Evaluation Time on such Business Day, the Depositor shall verify with the Trustee the number of additional Units to be created.

       (iii) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created hereby, the Depositor shall deposit with the Trustee (a) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a Letter of Credit in the amount necessary to settle such contracts) or (b) cash or a Letter of Credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice to be purchased by the Trustee, and adding and subtracting the amounts specified in the first and second sentences of Section 5.01, computed as of the Evaluation Time on the Business Day preceding the Trade Date divided by the number of Units outstanding as of the Evaluation Time on the Business Day preceding the Trade Date, times the number of additional Units to be created.

         (iv) On the settlement date for such subscription, the Trustee shall, in exchange for the Securities and cash, cash or Letter of Credit described above, deliver to, or assign in the name of or on the order of, the Depositor the number of Units verified by the Depositor with the Trustee.

          (v) In the event the Depositor fails to take such action required by paragraph (iii) above, the Trustee shall, on the settlement date for such subscription, settle the securities transactions specified in the Subscription Notice.

        (vi)Neither the Trust nor Unit holders of the Trust will be responsible for any loss resulting from the failure of the Depositor to take such action required by paragraph (iii) above."

     D. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.01(e) shall be amended to read as follows:

        "(e) (1) Subject to the provisions of subparagraph (2) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Depositor acceptable to the Trustee, provided, however that this disclaimer of liability shall not excuse the Trustee from the responsibilities specified in subparagraph (2) below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust reimbursable from the Income and Capital Accounts of the Trust as set forth in section 7.04 hereof.

       (2) To the extent permitted under the Investment Company Act of 1940 as evidenced by an opinion of counsel to the Depositor satisfactory to the Trustee or "no-action" letters or exemptive orders issued by the Securities and Exchange Commission or its staff, the Trustee may place and maintain in the care of an Eligible Foreign Custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (1) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) or an Eligible Securities Depository the Trust's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents in amounts reasonably necessary to effect the Trust's transactions in such investments, provided that:

           (A) The Trustee shall indemnify the Trust and hold the Trust harmless from and against any risk of loss of Trust assets held with an Eligible Foreign Custodian in accordance with the foreign custody contract.

           (B) The Trustee shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Trust assets would exercise, and shall be liable to the Trust for any loss occurring as a result of its failure to do so.

           (C) The Trustee shall perform all duties assigned to the Foreign Custody Manager by Rule 17f-5 under the Investment Company Act of 1940 (17 CFR 270.17f-5), as now in effect or as such rule may be amended in the future ("Rule 17f-5"). The Trustee shall not delegate such duties.

           (D) The Trustee shall (i) provide the Depositor with an analysis of the custody risks associated with maintaining assets with an Eligible Securities Depository; (ii) monitor the custody risks associated with maintaining assets with the Eligible Securities Depository on a continuing basis and promptly notify the Depositor of any material change in such risks; and
       (iii) exercise reasonable care, prudence and diligence in performing the foregoing duties. The Depositor shall instruct the Trustee to take such action as the Depositor deems appropriate in response to a notification by the Trustee provided pursuant to (ii) in the preceding sentence.

            (E) The Trust's Prospectus shall contain such disclosure regarding foreign securities and foreign custody as is required for management investment companies by Forms N-1A and N-2. Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above.

           (F) The Trustee shall maintain and keep current written records regarding the basis for the choice or continued use of a particular Eligible Foreign Custodian pursuant to this subparagraph for a period of not less than six years from the end of the fiscal year in which the Trust was terminated, the first two years in an easily accessible place. Such records shall be available for inspection by Unit holders and the Securities and Exchange Commission at the Trustee's corporate trust office during its usual business hours."

     E. Section 4.05 shall be amended to add the following paragraph as the third paragraph of Section 4.05 of the Standard
Terms and Conditions of Trust:

       The Portfolio Supervisor may employ one or more sub-Portfolio Supervisors to assist in performing the services set forth in this Section 4.05 and shall not be answerable for the default of any such sub-Portfolio Supervisors if such sub-Portfolio Supervisors shall have been selected with reasonable care, provided, however, that the Portfolio Supervisor will indemnify and hold the Trust harmless from and against any loss occurring as a result of a sub-Portfolio Supervisor's willful misfeasance, reckless disregard, bad faith, or gross negligence in performing supervisory duties. The fees and expenses charged by such sub-Portfolio Supervisors shall be paid by the Portfolio Supervisor out of proceeds received by the Portfolio Supervisor in accordance with Section 4.03 hereof.

     F. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the second paragraph in
Section 8.02 shall be amended to read as follows:

     In the event of any termination of the Trust prior to the Mandatory Termination Date, the Trustee shall proceed to liquidate the Securities then held and make the payments and distributions provided for hereinafter in this Section 8.02, except that in such event, the distribution to each Unit holder shall be made in cash and shall be such Unit holder's pro rata interest in the balance of the principal and income accounts after the deductions herein provided. In the event that the Trust shall terminate on or after the Mandatory Termination Date, the Trustee shall, at least thirty days prior to the Mandatory Termination Date, send a written notice to all Unit holders of record. If such Unit holder owns at least the minimum number of Units of Trust set forth in Part II of the Trust Agreement, such notice shall further indicate that such Unit holder may elect to receive an in-kind distribution of their pro rata share of the Securities, to the extent of whole shares. The Trustee will honor duly executed requests for in-kind distributions received (accompanied by the electing Unit holder's Certificate, if issued) by the close of business ten business days prior to the Mandatory Termination Date. Unit holders who do not effectively request an in-kind distribution shall receive their distribution upon termination in cash. Unit holders shall receive their distribution upon termination in cash.

     G. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, for Trusts which make annualized distributions of income, as set forth in the Prospectus for such Trust, Section 3.05 (II)(b) shall be replaced with the following:

        "(b) For purposes of this Section 3.05, the Unit holder's Income Distribution shall be equal to such Unit holder's pro rata share of the balance of the Income Account calculated as the prior Record Date, on the basis of one-twelfth of (i) the annual income of the Trust for the ensuing twelve months estimated by reference to the distributions made on the Securities during the preceding calendar quarter (as adjusted for any information with respect to future dividends received by the Trustee prior to such Record Date) less (ii) the fees and expenses then deductible pursuant to Section 3.05 (I) and (iii) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Record Date, or are otherwise properly attributable to the period to which such Income Distribution relates. The Trustee shall advance out of its own funds and deposit in and credit to the Income Account on each Distribution Date, to the extent that there is not sufficient cash in the Income Account, the additional amount, if any, anticipated by the Trustee to be necessary to make the Income Distribution as specified in the preceding sentence; the Trustee shall be entitled to be reimbursed from the Income Account without interest when funds are available therein from income on any of the Securities, including upon the sale of Securities to meet redemptions, for any and all amounts advanced by it pursuant to this paragraph. The Trustee shall be deemed to be the beneficial owner of the income of the Trust to the extent such income is required to reimburse the Trustee for amounts advanced by it pursuant to this paragraph; amounts payable to the Trustee in respect of such advances shall be secured by a lien on the Trust prior to the interests of Unit holders. In the event any issuer of Securities fails to make an anticipated distribution, or there is a disposition of Securities or other event that reduces the net income which will be received from that estimated by the Trustee, the Trustee shall, on the Record Date next following the Trustee's determination that such event has occurred, reduce the amount of the next following distribution by such amount as will enable the Trustee to recover any advances to the Trust referable to the anticipated receipt of such unrealized income. As determined by the Trust's independent registered public accounting firm, the Trustee shall adjust the December distribution from the Income and Capital Accounts as may be necessary so that the Trust distributions during the calendar year to avoid paying any regulated investment company excise tax during such year. The Trustee is authorized to reduce the following January distribution by the amount of any such increase."

      H. Section 2.01(b)(4), as renumbered hereby, shall be amended to add the following sentence at the end thereof:

        "If the Cash amount pursuant to the foregoing calculation is negative, the Trustee shall distribute to the Depositor the amount of such deficit, and may advance funds to the Trust for such purpose, such advance to be repaid and secured in the manner provided in Section 3.05(II)(b) as amended herein."

     I.   Section 3.07(h) of the Standard Terms and Conditions of
Trust shall be replaced in its entirety with the following:

         "(h) that the sale of Securities is necessary or advisable: (i) in order to maintain the qualification of the Trust as a regulated investment company in the case of a Trust which has elected to qualify as such; or (ii) to provide funds to make any distribution from such a Trust for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in the Trust;"

      J. For Trusts which intend to qualify as a regulated investment company, as set forth in the Prospectus for such Trusts, the first two sentences in the second paragraph of
Section 3.11 of the Standard Terms and Conditions of Trust shall be replaced in their entirety with the following:

        "In the event than an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee will, at the direction of the Depositor, vote for or against any offer for new or exchanged securities or property in exchange for a Trust Security. Should any issuance, exchange or substitution be effected, any securities, cash and/or property received shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee pursuant to the Depositor's direction, unless the Depositor advises the Trustee to keep such securities or property."

      K. For Trusts which intend to qualify as a regulated investment company, as set forth in the Prospectus for such Trusts, Section 2.01(b)(4) of the Standard Terms and Conditions of Trust shall be deleted in its entirety and Section 2.01(b)(5) shall be renumbered to "Section 2.01(b)(4)."

      L. For Trusts which intend to qualify as a regulated investment company, as set forth in the Prospectus for such Trusts, Section 3.12(a) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

        "(a) The New Securities shall be Securities as originally selected for Deposit in that Series of the Trust or securities which the Depositor determines to be similar in character as Securities originally selected for Deposit;"

      M. For Trusts which intend to qualify as a regulated investment company, as set forth in the Prospectus for such Trusts, Article III of the Standard Terms and Conditions of Trust shall be amended to include the following section:

        "Section 3.17. Regulated Investment Company Election. Each Trust elects to be treated and to qualify as a "regulated investment company" as defined in the Internal Revenue Code, and the Trustee is hereby directed to make such elections, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification."

     N.    Section 3.05(c) is amended to read [reserved].

      O. Section 8.01(b) shall be amended to remove the following text from such section:

       "as a grantor trust."

     P. Section 6.01 shall be amended to add the following as paragraph (n):

     "(n) The Trustee may act, and may engage any corporation, partnership or other entity affiliated with The Bank of New York Mellon (an "Affiliated Entity") to act, as broker or dealer to execute transactions, including the purchase or sale of any securities currently distributed, underwritten or issued by any Affiliated Entity, and receive, or pay to the Affiliated Entity, as applicable, compensation for such services at standard commission rates, markups or concessions."

      Q. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.01(l) shall be replaced in its entirety with the following:

      "The Trust may include (I) a letter or letters of credit meeting the requirements of Section 2.05 for the purchase of Securities or Contract Obligations issued by the Trustee in its individual capacity for the account of the Depositor or (II) Securities issued by the Trustee, its parent, or affiliates, and the Trustee may otherwise deal with the Depositor and the Trust with the same rights and powers as if it were not the Trustee hereunder; and"

      R. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.07 shall be amended to add the following immediately after Section 3.07(i):

     "(j) that as a result of the ownership of the Security, the Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company as defined in section 1297(a) of the Internal Revenue Code."

      S. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, paragraph (e) of Section
6.05 shall be amended by adding the following sentence at the end thereof:

     "The  Trustee's and each successor Trustee's  right  to
     indemnification  shall  survive  its   resignation   or
     removal."


      T.   All references to The Bank of New York in the Standard
Terms and Conditions of Trust shall be replaced with "The Bank of New York Mellon."


        IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

                                    FIRST TRUST PORTFOLIOS L.P.,
                                       Depositor


                                    By Jason T. Henry
                                       Senior Vice President


                                    THE BANK OF NEW YORK MELLON,
                                       Trustee


                                    By Rosalia A. Koopman
                                       Managing Director
[SEAL]

ATTEST:

Michael T. Furnari
Vice President


                                    FIRST TRUST ADVISORS L.P.,
                                       Evaluator



                                    By Jason T. Henry
                                       Senior Vice President


                                    FIRST TRUST ADVISORS L.P.,
                                       Portfolio Supervisor



                                    By Jason T. Henry
                                       Senior Vice President





                  SCHEDULE A TO TRUST AGREEMENT

                 Securities Initially Deposited
                             FT 1780

     (Note:   Incorporated herein and made a part hereof for  the
Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)